Contacts:

Retrophin, Inc. Martin Shkreli, CEO (212) 983-1310 martin.shkreli@retrophin.com	Rx Communications Group Paula Schwartz (Investors) (917) 322-2216 pschwartz@rxir.com	6 Degrees Annie Starr (Media) (973) 415-8838 astarr@6degreespr.com

Retrophin Names Horacio Plotkin, M.D. as Chief Medical Officer

Brings wealth of clinical research and regulatory submission expertise to help advance pipeline

New York, NY (April 25, 2013) – Retrophin, Inc. (OTCQB: RTRX), a pharmaceutical company focused on the discovery and development of drugs for the treatment of debilitating and often life-threatening diseases for which there are currently no viable patient options, today announced that it has named Horacio Plotkin, M.D. as Chief Medical Officer, effective May 13. He will be based in Cambridge, MA, where Retrophin plans to open an office for its clinical, medical, and regulatory operations.

Most recently, Dr. Plotkin served as Executive Medical Director of Clinical Research for Alexion Pharmaceuticals. There, he was the Global Medical Lead for an investigational treatment for hypophosphatasia, a rare metabolic bone disease. Previously, he was Senior Medical Director of Clinical Research at Enobia Pharma and Medical Director of Clinical Research at Genzyme Corporation. At Genzyme, he led his team to the approval of a treatment for Pompe disease. Earlier in his career, he held various positions at the Children’s Hospital & Medical Center in Omaha, NE.

“Dr. Plotkin’s depth of clinical research experience will be invaluable as we continue to advance our pipeline,” said Martin Shkreli, Founder, President and Chief Executive Officer of Retrophin. “His track record of developing life-changing pharmaceutical products, coupled with his passionate dedication to patients suffering from debilitating diseases, make him a great asset to Retrophin. We’re thrilled to have Dr. Plotkin join our team.”

“Retrophin’s focus on catastrophic diseases, specifically those that affect children, is an ideal fit for my professional background and interests,” said Dr. Plotkin. “I’m eager to contribute to Retrophin’s bright future and make a difference in patients’ lives.”

Dr. Plotkin earned his M.D. from the University of Buenos Aires School of Medicine. He currently serves as Adjunct Associate Professor of Pediatrics and Orthopedic Surgery at the University of Nebraska Medical Center.

About Retrophin

Retrophin is a pharmaceutical company focused on the discovery and development of drugs for the treatment of debilitating and often life-threatening diseases for which there are currently no viable patient options. The Company is currently focused on several catastrophic diseases affecting children, including Focal Segmental Glomerulosclerosis (FSGS), Pantothenate Kinase-Associated Neurodegeneration (PKAN), Duchenne Muscular Dystrophy and others. Retrophin’s lead compound, RE-021, is scheduled to begin enrollment in a potentially pivotal Phase 2 clinical trial for FSGS during the first half of 2013.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect the Company’s business. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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